As filed with the Securities and Exchange Commission on October 23, 2017

Registration No. 333-16335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST SOUTH BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	56-1999749 (I.R.S. Employer Identification Number)

1311 Carolina Avenue Washington, North Carolina 27889 (252) 946-4178

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Bruce W. Elder

President and Chief Executive Officer

First South Bancorp, Inc.

1311 Carolina Avenue

Washington, North Carolina 27889

(252) 946-4178

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd H. Eveson

Jonathan A. Greene

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Telephone: (919) 781-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
Do not check if a smaller reporting company)
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 of First South Bancorp, Inc. (“FSBK”), formerly known as NewSouth Bancorp, Inc., a Virginia corporation and the holding company for First South Bank, filed with the Securities and Exchange Commission on November 18, 1996 (as amended by Pre-Effective Amendment No. 1 filed on January 21, 1997 and Pre-Effective Amendment No. 2 filed on February 7, 1997) and declared effective on February 11, 1997 (Registration No. 333-16335) (the “Registration Statement”), registering up to 2,909,500 shares of common stock, par value $0.01 per share (the “Common Stock”). FSBK is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Common Stock that remain unsold under the Registration Statement.

On June 9, 2017, FSBK entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Carolina Financial Corporation (“CARO”), a Delaware corporation and the holding company for CresCom Bank. The merger is expected to close in the fourth quarter of 2017. Upon the closing of the merger, FSBK will merge with and into CARO, with CARO as the surviving corporation, and First South Bank, a North Carolina state-chartered bank, will merge with and into CresCom Bank, a South Carolina state-chartered bank, with CresCom Bank surviving the merger and continuing its corporate existence.

In connection with the merger, FSBK has terminated all offerings of the Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by FSBK in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, FSBK hereby removes and withdraws from registration any and all shares of the Common Stock originally reserved under the Registration Statement which are unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, State of North Carolina, as of this 23rd day of October, 2017.

first south bancorp, Inc.

By:	/s/ Bruce W. Elder
Bruce W. Elder
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.